1919 Pennsylvania Avenue, NW
Washington, DC 20006-3434
202-331-1112
202-659-2053 Fax
    March 14, 2006

TRUSTEE: LaSalle Bank National Association 135 South LaSalle Street, Suite 1625 Chicago, IL 60603 Attn: Barbara Marik	MASTER SERVICER: Wachovia Bank, National Association Structured Products Services 8739 Research Drive - URP 4 Charlotte, NC 28288-1075 Attn: Doug Ratcliff
UNDERWRITERS: Wachovia Capital Markets LLC 301 South College Street Charlotte, NC 28288-0166 Attn: Mr. William J. Cohane	Deutsche Bank Securities Inc. 60 Wall Street New York, NY 10005 Attn: Lainie Kaye
Citigroup Global Markets Inc. 388 Greenwich Street, 11th Floor New York, NY 10013 Attn: Angela Vleck	IXIS Securities North America Inc. 9 West 57* Street, 36th Floor New York, NY 1001 Attn: Greg Murphy
RATING AGENCIES: Moody's Investors Service, Inc. 99 Church Street, 8th Floor New York, NY 10007 Attn: Tracey Ferguson	Standard & Poor's Ratings Service 55 Water Street, 41st Floor New York, NY 10041-0003 Attn: CMBS Surveillance Group
DEPOSITOR: Citigroup Commercial Mortgage Securities Inc. 388 Greenwich Street, 11th Floor New York, NY 10013 Attn: Angela Vleck

www.alliedcapital.com

RE: CGCMT 05-C3, Officer's Certificate Dear Representatives:

In accordance with the requirements detailed in §3.13 of the Pooling and Servicing Agreement for the above-mentioned CMBS pool, Allied Capital Corporation ("ACC"), in its capacity as Special Servicer, is providing this Officer's Certificate with respect to the following:
(i)	Under my supervision, ACC has reviewed its activities for 2005 and its performance under the Pooling and Servicing Agreement;
(ii)
To the best of my knowledge, based on this review, ACC has fulfilled all of its obligations under the Pooling and Servicing Agreement in all material respects throughout its term as Special Servicer which was for the period of 6/28/05 through 7/13/05; and

(iii)
ACC has received no notice regarding qualification, or challenging the status, of either of REMIC I or REMIC II as a REMIC under the REMIC Provisions or of the Grantor Trust as a "grantor trust" for income tax purposes under the Grantor Trust Provisions from the Internal Revenue Service or any other governmental agency or body.

Should you have any questions, please do not hesitate to contact me. I can be reached directly at 202/973-6369 or via email at scheurer@alliedcapital.com.

Sincerely,
Allied Capital Corporation

/s/ John M. Scheurer
John M. Scheurer Managing Director

    cc:        Kathleen C. Olin
 CWCapital Asset Management LLC
 700 Twelfth Street NW, Suite 700
 Washington, DC 20005

Greg Askey, Principal
Matthews, Carter and Boyce, P.C.
11320 Random Hills Road, Suite 600
Fairfax, VA 22030-7 427